Exhibit 99.1

NEWS RELEASE

July 23, 2009

NCR announces second-quarter results

•	GAAP EPS from continuing operations of $0.14 per diluted share; non-GAAP EPS(1) from continuing operations of $0.13 per diluted share

•	Cash provided by operating activities of $27 million

•	Total cash and cash equivalents of $407 million as of June 30, 2009, after repayment of $300 million of debt

•	Cost reduction initiatives on track

•	Investment in Entertainment; US and Brazil Manufacturing

DULUTH, Georgia – NCR Corporation (NYSE: NCR) reported financial results today for the three months ended June 30, 2009. Reported revenue of $1.12 billion decreased 16 percent from the second quarter of 2008 and included approximately 4 percentage points of negative impact from foreign currency translation.

NCR reported second-quarter income from continuing operations (attributable to NCR) of $23 million, or $0.14 per diluted share, compared to income from continuing operations (attributable to NCR) of $45 million or $0.26 per diluted share in the second quarter of 2008. Income from continuing operations included a $4 million ($2 million after-tax) benefit from an insurance settlement related to the Fox River environmental matter. Income from continuing operations for the second quarter of 2008 included $32 million ($23 million after tax) in costs, or $0.14 per diluted share, resulting from organizational realignment activities. Excluding these items, non-GAAP income from continuing operations(1) in the second quarter of 2009 was $0.13 per diluted share compared to $0.40 per diluted share in the prior-year period.

“While NCR continues to operate in a challenging environment for the core end markets we serve, our solutions are generating results in the areas where our customers are investing,” said Bill Nuti, chairman and chief executive officer of NCR. “In the meantime, we are executing on our vision to lead the self-service revolution in customer transactions, as evidenced by our entry into the entertainment kiosk market, and we are winning business in other new industry verticals as well. We have also taken steps to enhance our global competitive position through major investments in our infrastructure in both the U.S. and South America. These initiatives will strengthen our manufacturing and sourcing capabilities and further improve our innovation, productivity, and ability to meet customer needs.”

Second-Quarter 2009 Highlights

Financial highlights - Year-over-year revenue was impacted by the overall downturn in the global economy and its impact on capital spending, particularly in the financial services and retail and hospitality industries. Revenues declined 13 percent in the Americas region, primarily due to lower product sales to customers in the financial services and retail and hospitality industries in the United States, the Caribbean, and Latin America. Revenue was also negatively impacted by 1 percent due to foreign currency translation. In the Europe-Middle East-Africa (EMEA) region, the revenue decline of 25 percent was due

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primarily to lower product sales to customers in the financial services and retail and hospitality industries. Revenue was also negatively impacted by 7 percent due to foreign currency translation. Revenues fell 2 percent in the Asia-Pacific-Japan region due to the negative impact of foreign currency translation of 4 percent. Excluding the impact of currency translation, sales increased to customers in the retail and hospitality industry in Southern Asia Pacific and Japan, helping to offset declines in sales to customers in the financial services industry.

Income from operations was $39 million in the second quarter of 2009 and included $39 million of pension expense. This compares to $62 million of income from operations in the second quarter of 2008, which included $7 million of pension expense and $32 million of costs related to organizational realignment activities. Excluding these items and pension expense, non-GAAP income from operations(2) decreased 23 percent to $78 million in the second quarter of 2009 compared to $101 million in the second quarter of 2008.

NCR generated $27 million of cash from operating activities during the second quarter of 2009 compared to $69 million in the year-ago period. Capital expenditures of $36 million in the second quarter of 2009 were unchanged from the $36 million in capital expenditures in the year-ago period. NCR generated negative free cash flow of $9 million (cash from operations less capital expenditures)(3) in the second quarter of 2009, compared to free cash flow of $33 million in the second quarter of 2008. Operating cash flow for the second quarter of 2009 was negatively impacted by $25 million related to the net funding for remediation activities in connection with the Fox River environmental matter.

Other income of $4 million in the second quarter of 2009 was unchanged in comparison to the second quarter of 2008. Other income and expense in the second quarter of 2009 included a $4 million benefit from an insurance settlement related to the Fox River environmental matter.

Income tax expense for the second quarter of 2009 was $14 million, resulting in an effective income tax rate of 37%. This compared to income tax expense of $17 million and an effective income tax rate of 28% in the second quarter of 2008. The increase in the quarterly effective income tax rate was primarily due to an unfavorable mix of taxable profits and losses by country. NCR expects its full year 2009 effective income tax rate to be 25%.

NCR ended the quarter with $407 million in cash and cash equivalents, a $310 million decrease from the $717 million balance as of March 31, 2009. The decrease in cash and cash equivalents is mainly due to the repayment of $300 million in senior unsecured notes that came due in June, 2009. As of June 30, 2009, NCR had a debt balance of $7 million.

Business highlights - In the second quarter of 2009, NCR embarked on a strategic plan to strengthen its global competitive position through refined infrastructure and sourcing facilities, and drove increased penetration of its leading edge self-service solutions across key markets including the entertainment, travel, and healthcare industries.

NCR will create a new global self-service innovation headquarters and a separate state-of-the-art, clean-energy based manufacturing facility for the company’s next generation of NCR SelfServ™ ATM solutions in Columbus, Georgia. In Brazil, NCR is committed to creating a new manufacturing and research and development center which will produce advanced ATM’s for Brazil, Latin America and Caribbean markets. NCR expects both facilities to be operational by year-end 2009. The Company also expects that the facility in Brazil will expand over time to include self-service technologies for a variety of industries.

NCR made further progress implementing its entertainment kiosk strategy during the second quarter. In April, NCR purchased TNR Holdings Corp., the second largest DVD kiosk operator in North America, with the goal of expanding the NCR SelfServ™ Entertainment portfolio across the continent as part of its strategic partnership with Blockbuster Inc. In addition, another kiosk business in which NCR is invested, e-Play, has made strategic progress in its efforts to move beyond movies and leverage its self-service capabilities to enter the video game trade and resale market.

Delta Airlines, a long-time kiosk customer, became the first airline to shift to NCR’s highly advanced TouchPort 70 check-in kiosk which greatly accelerates the check-in process. NCR also saw the first deployment of its TouchPort airline kiosks in China, as China Southern Airlines deployed kiosks across several of its major hubs. The partnership strengthens NCR’s global airline check-in business and establishes a presence in the world’s second largest airline market and one where passengers exhibit a strong preference for interacting via self-service channels.

NCR also secured new customers for its healthcare self-service offerings. Conifer Health Solutions began deploying NCR MediKiosks and the NCR Patient Portal across numerous hospitals and health systems and has garnered high levels of usage and patient satisfaction. A survey of U.S and Canadian consumers demonstrated that individuals are looking to self-service technologies as a means to simplify medical based interactions.

2009 Outlook

NCR continues to expect full-year 2009 revenues to be in the range of 5 percent to 10 percent lower on a constant currency basis compared with 2008. Based on average exchange rates for June, this would translate to reported revenue being down in the range of 7 percent to 12 percent for the year. Including the previously announced $60 million investment in the entertainment portfolio, the company expects its full-year 2009 Non-pension operating income (NPOI)(2) to be in the range of $310 million to $350 million and GAAP and non-GAAP earnings from continuing operations to be in the range of $0.60 to $0.75 per diluted share.(1) The 2009 EPS guidance includes pension expense of $170 million, an increase of approximately $145 million compared to 2008.

	Current 2009 Guidance	Prior 2009 Guidance
Year-over-year revenue (constant currency)	(5%) - (10%)	(5%) - (10%)

Non-pension operating income(2)	$310 - $350 million	$310 - $350 million

Diluted earnings per share (GAAP)	$0.60 - $0.75	$0.60 - $0.75

Diluted earnings per share (non-GAAP)(1)	$0.60 - $0.75	$0.60 - $0.75

2009 Second Quarter Earnings Conference Call

A conference call is scheduled today at 8:00 a.m. (EST) to discuss the company’s 2009 second-quarter results and guidance for full-year 2009. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s second quarter 2009 operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company and leader in automated teller machines, self-checkouts and other self- and assisted-service solutions, serving customers in more than 100 countries. NCR’s software, hardware, consulting and support services help organizations in retail, financial, entertainment, travel, healthcare and other industries interact with consumers across multiple channels.

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NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Alan Ulman

NCR Corporation

770.623.7998

alan.ulman@ncr.com

Investor Contact

Gavin Bell

NCR Corporation

212.589.8468

gavin.bell@ncr.com

Reconciliation of Diluted Earnings from Continuing Operations GAAP to Non-GAAP Measures

	Q2 2009 Actual	Q2 2008 Actual	Current 2009 Guidance
Diluted Earnings Per Share (GAAP)	$0.14	$0.26	$0.60-$0.75
Organizational realignment costs, net	—	(0.14)	—
Impairment of equity method investment	—	—	(0.03)
Fox River environmental matter	0.01	—	0.04

Diluted Earnings Per Share (non-GAAP)(1)	$0.13	$0.40	$0.60-$0.75

Free Cash Flow

	For the Periods Ended June 30 (in millions)
	Three Months		Six Months
	2009	2008	2009	2008
Cash provided by operating activities (GAAP)	$27	$69	$65	$150
Less capital expenditures for:
Expenditures for property, plant and equipment	(19)	(19)	(29)	(36)
Additions to capitalized software	(17)	(17)	(32)	(32)

Total capital expenditures	(36)	(36)	(61)	(68)

Free cash flow (non-GAAP)(3)	$(9)	$33	$4	$82

(1)	NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, the company believes that certain non-GAAP measures found in this release are useful for investors.

NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

(2)	The segment results included in Schedule B and non-GAAP income from operations discussed in this earnings release exclude the impact of pension expense and certain items. Schedule B, included in this earnings release, reconciles total income from operations excluding pension expense and certain items to income from operations for the company. NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

(3)	NCR defines free cash flow as cash provided/used by operating activities less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and, therefore, NCR’s definition may differ from other companies’ definitions of this measure. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.

Note to investors - This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the uncertain economic climate, in particular the current global credit crisis, which could impact the ability of our customers to make capital expenditures, thereby affecting their ability to purchase our products, and consolidation in the financial services sector, which could impact our business by reducing our customer base; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans, including potential impact from our transition from a business unit to functional organizational model; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company and the company’s announced relocation of its headquarters from Ohio to Georgia; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended June 30
	Three Months		Six Months
	2009	2008	2009	2008
Revenue

Products	$540	$704	$998	$1,307
Services	584	628	1,134	1,208

Total revenue	1,124	1,332	2,132	2,515

Cost of products	423	512	793	953
Cost of services	472	533	926	1,016

Total gross margin	229	287	413	546
% of Revenue	20.4%	21.5%	19.4%	21.7%

Selling, general and administrative expenses	156	184	315	343
Research and development expenses	34	41	69	76

Income from operations	39	62	29	127
% of Revenue	3.5%	4.7%	1.4%	5.0%

Interest expense	5	5	10	11
Other income, net	(4)	(4)	(4)	(11)

Total other expense, net	1	1	6	—

Income before income taxes and discontinued operations	38	61	23	127
% of Revenue	3.4%	4.6%	1.1%	5.0%

Income tax expense	14	17	13	34

Income from continuing operations	24	44	10	93
Loss from discontinued operations, net of tax	—	(1)	—	(2)

Net income	24	43	$10	$91

Net income (loss) attributable to noncontrolling interests	1	(1)	$2	$(1)

Net income attributable to NCR	$23	$44	$8	$92

Amounts attributable to NCR common stockholders:
Income from continuing operations	$23	$45	$8	$94
Loss from discontinued operations, net of tax	—	(1)	—	(2)

Net income	$23	$44	$8	$92

Income per share attributable to NCR common stockholders:

Net income per common share from continuing operations

Basic	$0.14	$0.27	$0.05	$0.55

Diluted	$0.14	$0.26	$0.05	$0.54

Net income per common share

Basic	$0.14	$0.26	$0.05	$0.54

Diluted	$0.14	$0.26	$0.05	$0.53

Weighted average common shares outstanding
Basic	158.7	166.8	158.5	169.9
Diluted	159.8	169.9	159.6	172.8

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended June 30
	Three Months			Six Months
	2009	2008	% Change	2009	2008	% Change
Revenue by segment

Americas	$505	$578	(13)%	$964	$1,065	(9)%

EMEA	384	513	(25)%	770	1,006	(23)%

APJ	235	241	(2)%	398	444	(10)%

Consolidated revenue	$1,124	$1,332	(16)%	$2,132	$2,515	(15)%

Gross margin by segment

Americas	$100	$108		$180	$201
% of Revenue	19.8%	18.7%		18.7%	18.9%

EMEA	97	146		189	268
% of Revenue	25.3%	28.5%		24.5%	26.6%

APJ	55	57		88	103
% of Revenue	23.4%	23.7%		22.1%	23.2%

Total - segment gross margin	$252	$311		$457	$572

% of Revenue	22.4%	23.3%		21.4%	22.7%

Selling, general and administrative expenses	144	175		290	349
Research and development expenses	30	35		61	67

Non-GAAP income from operations	$78	$101		$106	$156

Pension expense	(39)	(7)		(77)	(13)

Other adjustments (1)	—	(32)		—	(16)

Income from operations	$39	$62		$29	$127

(1)

Other adjustments in 2008 includes $32 million of organizational realignment costs in the second quarter of 2008 and a $16 million gain from the sale of a manufacturing facility in Canada in the first quarter of 2008.

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	June 30 2009	March 31 2009	December 31 2008
Assets

Current assets
Cash and cash equivalents	$407	$717	$711
Accounts receivable, net	856	855	913
Inventories, net	691	697	692
Other current assets	285	254	241

Total current assets	2,239	2,523	2,557

Property, plant and equipment, net	315	297	308
Goodwill	88	83	84
Prepaid pension cost	168	224	251
Deferred income taxes	628	627	645
Other assets	381	387	410

Total assets	$3,819	$4,141	$4,255

Liabilities and stockholders’ equity

Current liabilities
Short-term borrowings	$—	$301	$301
Accounts payable	487	463	492
Payroll and benefits liabilities	143	134	210
Deferred service revenue and customer deposits	381	385	317
Other current liabilities	301	355	373

Total current liabilities	1,312	1,638	1,693

Long-term debt	7	7	7
Pension and indemnity plan liabilities	1,376	1,386	1,424
Postretirement and postemployment benefits liabilities	356	365	359
Deferred income taxes	9	10	9
Income tax accruals	158	145	155
Other liabilities	125	141	143

Total liabilities	3,343	3,692	3,790

Stockholders’ equity
NCR stockholders’ equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at June 30, 2009, March 31, 2009 and December 31, 2008, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 158.8, 158.6, and 158.1 shares issued and outstanding at June 30, 2009, March 31, 2009, and December 31, 2008, respectively	2	2	2
Paid-in capital	262	252	248
Retained earnings	1,842	1,819	1,834
Accumulated other comprehensive loss	(1,655)	(1,649)	(1,644)

Total NCR stockholders’ equity	451	424	440
Noncontrolling interests in subsidiaries	25	25	25

Total stockholders’ equity	476	449	465

Total liabilities and stockholders’ equity	$3,819	$4,141	$4,255

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended June 30
	Three Months		Six Months
	2009	2008	2009	2008
Operating activities
Net income	$24	$43	$10	$91

Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	—	1	—	2
Depreciation and amortization	30	26	58	55
Stock-based compensation expense	8	10	12	20
Excess tax benefit from stock-based compensation	—	(1)	—	(1)
Deferred income taxes	(7)	14	(7)	21
Gain on sale of property, plant, and equipment	(2)	(10)	(2)	(27)
Changes in assets and liabilities:
Receivables	3	57	61	176
Inventories	9	17	4	(18)
Current payables and accrued expenses	27	(9)	(90)	(103)
Deferred service revenue and customer deposits	(4)	(21)	64	52
Employee severance and pension	7	17	25	(4)
Other assets and liabilities	(68)	(75)	(70)	(114)

Net cash provided by operating activities	27	69	65	150

Investing activities
Expenditures for property, plant and equipment	(19)	(19)	(29)	(36)
Proceeds from sales of property, plant and equipment	—	15	—	53
Additions to capitalized software	(17)	(17)	(32)	(32)
Other investing activities, business acquisitions and divestitures, net	(12)	(23)	(12)	(23)

Net cash used in investing activities	(48)	(44)	(73)	(38)

Financing activities
Purchase of Company common stock	—	(127)	(1)	(320)
Excess tax benefit from stock-based compensation	—	1	—	1
Short-term borrowings, net	—	1	—	1
Repayment of senior unsecured notes	(300)	—	(300)	—
Payments on revolving credit facility	(30)	—	(30)	—
Borrowings on revolving credit facility	30	—	30	—
Proceeds from employee stock plans	2	6	4	10

Net cash used in financing activities	(298)	(119)	(297)	(308)

Cash Flows from discontinued operations
Net cash used in operating activities	—	(3)	—	(16)

Effect of exchange rate changes on cash and cash equivalents	9	—	1	14

Decrease in cash and cash equivalents	(310)	(97)	(304)	(198)
Cash and cash equivalents at beginning of period	717	851	711	952

Cash and cash equivalents at end of period	$407	$754	$407	$754